Exhibit 99.2

Terrea Tamanaha Primal Solutions, Inc. (949) 221-8337 tlt@primal.com

PRIMAL SOLUTIONS, INC. ANNOUNCES

RESULTS OF ANNUAL MEETING OF STOCKHOLDERS

IRVINE, CA – July 23, 2003 – Primal Solutions, Inc. (OTC Bulletin Board: PSOL.OB) today announced the results of its Annual Meeting of Stockholders.  Primal is a leading provider of enabling technology for simplifying revenue management associated with legacy and next-generation communications networks.

Joseph Simrell, the Company’s President and CEO, stated that the stockholders elected Mr. John Faltys, Mr. David Haynes, Dr. Louis A. Delmonico, Mr. John E. Rehfeld, and Mr. Simrell to serve as members of Primal’s Board of Directors.  The stockholders also ratified the appointment of Haskell & White LLP as the Company’s independent certified public accounting firm for the fiscal year ending December 31, 2003.

About Primal

Primal Solutions, Inc. (OTCBB.PSOL.OB) is a communications software company offering solutions that enable service providers to generate revenue from their IP networks. Primal’s products include Access IM® Network Mediation, Connect RTR™ Real Time Rating and related services and solutions.  The company is headquartered in Irvine, California. Information on Primal and its products can be obtained at www.primal.com.

Forward-looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of known and unknown risks and uncertainties that may cause the company’s actual results or outcomes to be materially different from those anticipated and discussed herein.  These include the company’s historic lack of profitability, end-use customers’ acceptance and actual demand, which may differ significantly from expectations, the need for the company to manage its growth, the need to raise funds for operations, and other risks associated with the regulation of the Internet and the telecommunications industry.  Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission.

Access IM, Connect RTR, Connect IXC and Connect CCB are trademarks of Primal Solutions, Inc.  All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.